For Immediate Release

VARSITY GROUP REPORTS SECOND QUARTER FINANCIAL

RESULTS AND PROJECTS RECORD FISCAL YEAR

Washington, D.C., August 16, 2004 – Varsity Group Inc. (OTCBB: VSTY.OB) today reported its results for the second quarter of 2004. Total revenues for the second quarter were $1.1 million, compared to $0.5 million for the same period in 2003, an increase of 112%. Revenues were positively impacted by the Company’s continued success in increasing the number of schools served by its eduPartners program.

For its second quarter of 2004, the Company reported net income of $519,000, or $0.03 per basic and diluted share, compared to a net loss of $88,000, or $(0.01) per basic and diluted share, in the second quarter of 2003. The Company’s reported net income for its second quarter 2004 was positively impacted by a reduction in a portion of its deferred tax asset valuation allowance which resulted in an income tax benefit for the quarter.

“We are very pleased with our results this quarter and the outstanding progress that we continue to make toward establishing ourselves as the premier provider of online bookstore solutions for educational institutions,” commented Eric Kuhn, Chairman and Chief Executive Officer of Varsity Group Inc. “Based on the growth and scalability of our eduPartners model, we look forward to another record setting year for the Company in fiscal 2004.”

“This quarter marked the culmination of another successful selling season for our eduPartners program,” continued Kuhn. “Our nationwide network of eduPartners schools has had a 73% compounded growth rate over the past five years and increased over 50% from last year to over 315 schools as we entered into our 2004 back-to-school campaign. Our dedicated team of employees continues to deliver superior service to our eduPartners throughout the year and we believe that we are very well positioned to extend our leadership position in the online bookstore industry as more schools adopt online textbook models.”

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is a leading provider of online bookstore solutions for educational institutions. Varsity Group’s eduPartners program offers educational institutions a comprehensive eCommerce solution for their textbook procurement operations. EduPartners today comprises a nationwide network of hundreds of educational institutions that have chosen to move their bookstore operations online through its innovative and convenient outsource model.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group’s business that are not historical facts are “Forward-Looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Contact:

Contact: Jack Benson

Company: Varsity Group Inc.

Title: Chief Financial Officer

Voice: 202-667-3400

URL: http://varsity-group.com

VARSITY GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales:
Product	$1,033	$454	$2,692	$1,521
Shipping	64	63	232	218

Total net sales	1,097	517	2,924	1,739

Operating expenses:
Cost of product	633	287	1,832	1,063
Cost of shipping	49	41	186	132
Sales and marketing	698	362	1,250	763
Tax related benefit	—	(515)	—	(515)
Product development	35	64	60	119
General and administrative	501	361	1,025	711
Non-cash compensation	9	63	31	130

Total operating expenses	1,925	663	4,384	2,403

Loss from operations	(828)	(146)	(1,460)	(664)

Other income, net	45	58	105	134

Loss before income taxes	(783)	(88)	(1,355)	(530)

Income tax benefit (1)	1,302	—	1,524	—

Net income (loss)	$519	$(88)	$169	$(530)

Net income (loss) per share:
Basic	$0.03	$(0.01)	$0.01	$(0.03)

Diluted	$0.03	$(0.01)	$0.01	$(0.03)

Weighted average shares:
Basic	16,716	16,502	16,673	16,358

Diluted	17,721	16,502	17,889	16,358

(1)	The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, (“SFAS 109”) “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. In determining the need for a valuation allowance, management reviews both positive and negative evidence pursuant to the requirements of SFAS No. 109, including current and historical results of operations, the annual limitation on utilization of net operating loss carry forwards pursuant to Internal Revenue Code section 382, future income projections and the overall prospects of our business. During the second quarter of fiscal 2004, management reassessed the potential realization of its remaining valuation allowance based on its current financial projections for the remainder of fiscal 2004, estimates of future profitability and the overall prospects of the Company’s business and concluded that it was more likely than not that a portion of the recorded deferred tax benefits would be realized. Accordingly, the Company released a portion of its deferred tax asset valuation allowance which resulted in an income tax benefit for the three and six months ended June 30, 2004.

VARSITY GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	7,196	19,904
Accounts receivable, net	316	546
Inventory	2,168	328
Other	183	138

Total current assets	9,863	20,916

Property, plant and equipment, net	718	175
Deferred income taxes	3,617	2,093
Long term investments	9,989	—
Other assets	37	22

Total assets	$24,224	$23,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,500	$176
Other accrued expenses and other current liabilities	604	1,186
Taxes payable	411	443

Total current liabilities	2,515	1,805

Total stockholders’ equity	21,709	21,401

Total liabilities and stockholders’ equity	$24,224	$23,206